BAIF CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

Adopted Pursuant to Rules Promulgated under Section 406 of The Sarbanes-Oxley Act of 2002

1.	Covered Officers / Purpose of the Code

This code of ethics (the “Code”) of Blackstone Alternative Investment Funds (the “Trust”), applies to the principal executive officer and principal financial officer (the “Covered Officers”) of each series of the Trust (each, a “Fund”) for the purpose of promoting:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely and understandable disclosure in reports and documents that each Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	Compliance with applicable laws and governmental rules and regulations;

•	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code and

•	Accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics, be sensitive to situations that may give rise to actual as well as apparent conflicts of interest, exercise independent judgement, and carry out his or her responsibilities honestly, in good faith, and with integrity, due care, and diligence.

2.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or the Covered Officer’s service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the 1940 Act and the Advisers Act. For example, Covered Officers may not personally engage in certain transactions (such as the purchase or sale of portfolio securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The compliance programs and procedures of the Trust, its investment adviser, Blackstone Alternative Investment Advisors LLC (the “Adviser”), and its principal underwriter are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Although typically not presenting an opportunity for improper personal benefit, conflicts may also arise from, or as a result of, the contractual relationship between the Fund and the Adviser, an affiliated service provider, or a third-party service provider for which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers shall, in the normal course of their duties (whether formally for the Fund or for the Adviser or a service provider, or for one or more of them), be involved in establishing policies and implementing decisions that will have different effects on the Adviser, service provider, and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Fund and its Adviser or service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, other applicable laws, and the Fund’s organizational documents, such activities shall be deemed to have been handled ethically and not to have involved any violation of this Code. In addition, it is recognized by the Board that the Covered Officers may also be trustees, officers, or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest or to a violation of this Code.

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Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must not:

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use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Fund whereby the Covered Officer, or a member of his or her family, would knowingly benefit personally to the detriment of the Fund and its shareholders

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use his or her position with the Fund for private economic gain to himself or herself, his or her family or any other person, or in a manner detrimental to the interests of the Fund and its shareholders

•	exercise inappropriate influence in connection with his or her official duties that causes the Fund to violate applicable laws, rules, and regulations and

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cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer, or a member of his or her family, rather than the benefit of the Fund; or retaliate against any other Covered Officer or any employee of the Fund, their Adviser, service providers, or other entities doing business with the Fund for reports of potential violations of this Code or applicable laws that are made in good faith.

Pursuant to this Code, Covered Officers are expected to engage in and promote ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and to disclose to the Chief Compliance Officer of the Fund any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

There are some relationships that should always be disclosed to the Chief Compliance Officer of the Fund. These relationships are listed below:

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any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Fund, other than the Adviser, the principal underwriter, or an affiliate of either of those entities. This disclosure requirement shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed more than 1% of the outstanding securities of the relevant class and

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a direct or indirect financial interest in commissions, transaction charges, or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with the Adviser, the principal underwriter, or its affiliates. This disclosure requirement shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Officer’s ownership does not exceed more than 1% of the particular class of security outstanding or (ii) the receipt by the Adviser, the principal underwriter, or its affiliate of research or other benefits in exchange for “soft dollars.”

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3.	Disclosure and Compliance

•	Each Covered Officer of the Fund should become familiar with the disclosure requirements generally applicable to the Fund;

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Each Covered Officer of the Fund should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Trustees and auditors, and to governmental regulators and self-regulatory organizations;

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Each Covered Officer of the Fund should, to the extent appropriate within the Covered Officer’s area of responsibility, consult with other officers and employees of the Fund and its Adviser with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents each Fund files with, or submits to, the SEC and in other public communications made by the Fund and

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It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations by (i) adhering personally to such standards and restrictions and (ii) encouraging and counseling other persons involved with the Fund to adhere to such standards and restrictions.

4.	Reporting and Accountability

Each Covered Officer of the Fund must:

•	Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read and understands the Code;

•	Annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of the Code;

•	Provide full and fair responses to all questions asked in any Trustee and Officer Questionnaire as well as with respect to any supplemental request for information;

•	Not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations that are made in good faith and

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Notify (confidentially or anonymously, if the Covered Officer wishes to do so) the Chief Compliance Officer of the Fund promptly if the Covered Officer knows of any material violation of this Code or any other matters that would compromise the integrity of the Fund’s financial statements. Failure to do so is itself a violation of this Code.

The Chief Compliance Officer of the Fund is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Chief Compliance Officer of the Fund is authorized to consult, as appropriate, with counsel to the Fund and counsel to the Trustees of the Fund who are not “interested persons,” as defined by Section 2(a)(19) of the 1940 Act, of the Fund (the “Independent Trustees”), and is encouraged to do so. However, any approvals or waivers1 will be considered by Independent Trustees.

If a Covered Officer has any questions about how this Code should be applied in a particular situation, he or she should contact promptly the Chief Compliance Officer of the Fund.

The Fund will follow these procedures in investigating and enforcing this Code:

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the Chief Compliance Officer will take all appropriate action to investigate any potential material violations, reported to him or her, which may include the use of internal or external counsel, accountants, or other personnel;

[1]

For this purpose, the term “waiver” includes the approval by the Fund of a material departure from a provision of the Code or the Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to Fund management.

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•	if, after such investigation, the Chief Compliance Officer believes that no material violation has occurred, the Chief Compliance Officer is not required to take any further action;

•	any matter that the Chief Compliance Officer believes is a material violation shall be reported to the Independent Trustees;

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if the Independent Trustees concur that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or Board; and/or disciplinary action (which may include a recommendation to dismiss the Covered Officer as an officer or employee of the Fund); and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

Violations of this Code also may constitute violations of law, which may expose both a Covered Officer and the Fund to criminal and civil penalties.

5.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Adviser, principal underwriter (if applicable), or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics under Rule 17j-1 under the 1940 Act of the Fund, the Adviser and principal underwriter are separate requirements applying to the Covered Officers and others, and are not part of this Code.

6.	Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees.

7.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code or upon advice of counsel, such matters shall not be disclosed to anyone other than the Adviser or Board, the Covered Officers, the Chief Compliance Officer, outside audit firms, legal counsel to the Fund, and legal counsel to the Independent Trustees.

8.	Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

As Adopted, May 17, 2017; revised as of August 15, 2023.

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To:	The Board of Trustees of the Blackstone Alternative Investment Funds (“BAIF”)[1]

From:	[Name], [Principal Executive Officer] / [Principal Financial Officer] of the Fund

Re:	Annual Sarbanes-Oxley Act Code of Ethics Certification of Compliance

Date:	[Insert Date]

With respect to the Reporting Period2 I hereby certify as follows:

1.

The Fund has adopted Code of Ethics pursuant to the rules promulgated under Section 406 of the Sarbanes-Oxley Act of 2002 for principal executive and senior financial officers of the Blackstone Alternative Investment Funds (the “Code”);

2.	I acknowledge receiving, reading and understanding the Code;

3.	During the period 4/01/[ ]-3/31/[ ], I have complied with the requirements of the Code; and

4.	I will cooperate fully with any investigation or inquiry as to whether a possible violation of the Code has occurred.

By:
[______________] [Principal Executive Officer] / [Principal Financial Officer], Blackstone Alternative Investment Funds

[1]	With respect to its series Blackstone Alternative Multi-Strategy Fund (the “Fund”).
[2]	“Reporting Period” refers to the Trust Review Period (covering the period from April 1, [ ] to March 31, [ ]).